J.P. Morgan ETN report

The table below summarizes certain data related to the J.P. Morgan Cushing® 30 MLP Index ETN (the "notes")

Product Name	CUSIP	Ticker	Date	Closing Price ($)	Intraday Intrinsic Note Value Ticker	Daily Closing Intrinsic Note Value ($)	Number of Notes (in 1,000s)	Number of Notes held by JPMorgan (in 1,000s)	Market Capitalization ($)	Total Notional Assets ($)	Last Coupon per Note ($)	Last Coupon Ex-Date	Fee
J.P. Morgan Cushing® 30 MLP Index ETN	48129G703	PPLN	6/15/2017	[update]	PPLNIV	[update]	[5,000]	[update]	[update]	[update]	N/A	N/A	0.95% p.a.

The notes are subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co. as guarantor of the notes.

Definitions

"Closing Price" means the last trade price reported on NYSE Arca, Inc. as of the date shown.

The Intraday Intrinsic Note Value at any time on any date of determination reflects the Principal Amount of $20 per note, as adjusted by the cumulative performance of the Index (calculated using the level of the Index at that time rather than the VWAP Level) from the Initial VWAP Level, plus the Stub Coupon Amount on that date, less any Investor Fee Shortfall with respect to that Stub Coupon Amount. In addition, if the Coupon Ex-Date with respect to the Coupon Amount as of the immediately preceding Coupon Valuation Date has not yet occurred, the Intraday Intrinsic Note Value will also include any Unpaid Coupon Amount. Because the calculation of the Intraday Intrinsic Note Value is updated every 15 seconds on Bloomberg, the level of the Index (which is updated every 15 seconds on Bloomberg) is used instead of the VWAP Level (which is calculated only once each day).

The “Daily Closing Intrinsic Note Value” on any date of determination reflects the Principal Amount of $20 per note, as adjusted by the cumulative performance of the Index (calculated using the VWAP Level on that date) from the Initial VWAP Level, plus the Stub Coupon Amount on that date, less any Investor Fee Shortfall with respect to that Stub Coupon Amount. In addition, if the Coupon Ex-Date with respect to the Coupon Amount as of the immediately preceding Coupon Valuation Date has not yet occurred, the Daily Closing Intrinsic Note Value will also include any Unpaid Coupon Amount. The payment at maturity or upon early repurchase or redemption of the notes will be determined based on the Closing Intrinsic Note Value calculated using the average VWAP Level over a five-day Measurement Period instead of the VWAP Level on a single date.

"Number of Notes" means the total number of notes that are currently outstanding, shown in thousands, including those held by JPMorgan Chase & Co. or one of its affiliates.

"Number of Notes held by JPMorgan" means the total number of notes, shown in thousands, that are currently held by JPMorgan Chase & Co. or one of its affiliates. Sales of these notes may be discontinued at any time.

"Market Capitalization" means the Number of Notes multiplied by the Closing Price.

"Total Notional Assets" means the Number of Notes multiplied by the Closing Intrinsic Note Value.

"Last Coupon per Note" means the most recent Coupon Amount paid by the issuer of the Note to investors. Please see the relevant pricing supplement for the definition of Coupon Amount.

"Last Coupon Ex-Date" means the "ex-date" with respect to the most recent Coupon Amount, as more fully described in the relevant pricing supplement.

"Fee" refers to the per annum fee used to calculate the Accrued Investor Fee as described in the relevant pricing supplement.

Please refer to the relevant pricing supplement for capitalized terms used in this document without definition.

You should read the most recent pricing supplement related to the notes before you make an investment. You may access this pricing supplement as follows:

http://www.sec.gov/Archives/edgar/data/19617/000095010317005764/dp77365_424b2-cushingetn.htm

SEC Legend: JPMorgan Chase & Co. and JPMorgan Chase Financial Company LLC have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to any offerings to which these materials relate that JPMorgan Chase & Co. and JPMorgan Chase Financial Company LLC have filed with the SEC for more complete information about JPMorgan Chase & Co., JPMorgan Chase Financial Company LLC and any offering to which these materials relate. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., JPMorgan Chase Financial Company LLC or any agent or any dealer participating in the any offerings to which these materials relate will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 866-535-9248.

Free Writing Prospectus Related to Registration Statement Nos. 333-209682 and 333-209682-01.

To the extent there are any inconsistencies between this free writing prospectus and the relevant pricing supplement, including any hyperlinked information, the relevant pricing supplement, including any hyperlinked information, shall supersede this free writing prospectus

Investment suitability must be determined individually for each investor. The financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult their own advisors on these matters.

IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties. The tax consequences of the notes are uncertain.

June 15, 2017